Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-100922, 333-104282, 333-110121 and 333-115782) of Trend Micro Incorporated of our report dated March 25, 2004 relating to the financial statements and financial statement schedule, which appears in the Form 20-F of Trend Micro Incorporated filed on June 1, 2004.

/s/ ChuoAoyama PricewaterhouseCoopers

Tokyo, Japan

September 30, 2004